As filed with the Securities and Exchange Commission on January 12, 2021.

Registration No. 333-225321

Registration No. 333-235884

Registration No. 333-237778

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT NO. 333-225321

REGISTRATION STATEMENT NO. 333-235884

REGISTRATION STATEMENT NO. 333-237778

UNDER

THE SECURITIES ACT OF 1933

PIONEER PE HOLDING LLC

(as successor in interest to Parsley Energy, Inc.)

(Exact name of registrant as specified in its charter)

Delaware	86-1234918
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

777 Hidden Ridge

Irving, Texas 75038

(972) 444-9001

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mark H. Kleinman

Executive Vice President and General Counsel

Pioneer Natural Resources Company

777 Hidden Ridge

Irving, Texas 75038

(972) 444-9001

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert L. Kimball

Vinson & Elkins L.L.P.

3900 Trammell Crow Center

2001 Ross Avenue

Dallas, Texas 75201

(214) 220-7700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

Pioneer PE Holding LLC, a Delaware limited liability company (f/k/a Pearl Second Merger Sub LLC) (the “Company”), as successor in interest to Parsley Energy, Inc., a Delaware corporation (“Parsley”), is filing these post-effective amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-3 (the “Registration Statements”), which were filed by Parsley with the Securities and Exchange Commission (the “SEC”) on the dates set forth below, to deregister any and all Company securities registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof:

1.

Registration Statement on Form S-3 (No. 333-225321), which was filed with the SEC on May 31, 2018, registering (i) an indeterminate number of shares of Class A common stock, par value $0.01 per share (“Class A Common Stock”), shares of preferred stock, depository shares and warrants of Parsley and (ii) for resale up to 40,957,053 shares of Class A Common Stock;

2.	Registration Statement on Form S-3 (No. 333-235884), which was filed with the SEC on January 10, 2020, registering for resale up to 65,412,650 shares of Class A Common Stock; and

3.	Registration Statement on Form S-3 (No. 333-237778), which was filed with the SEC on April 22, 2020, registering for resale up to 7,973,117 shares of Class A Common Stock.

On January 12, 2021, pursuant to the transactions contemplated by the Agreement and Plan of Merger, dated as of October 20, 2020 (the “Merger Agreement”), by and among Pioneer Natural Resources Company (“Pioneer”), Pearl First Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Pioneer (“Merger Sub Inc.”), the Company, Pearl Opco Merger Sub LLC, a Delaware limited liability company and a wholly-owned subsidiary of Pioneer (“Opco Merger Sub LLC”), Parsley and Parsley Energy, LLC, a Delaware limited liability company (“Opco LLC”), Merger Sub Inc. was merged with and into Parsley, with Parsley continuing as the surviving entity, and simultaneously, Opco Merger Sub LLC was merged with and into Opco LLC, with Opco LLC continuing as the surviving entity; immediately following these mergers, Parsley was merged with and into the Company, with the Company continuing as the surviving entity.

As a result of the completion of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of securities pursuant to the Registration Statements. In accordance with the undertakings made by Parsley in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offerings, the Company hereby removes from registration by means of these Post-Effective Amendments all of such securities registered but unsold under the Registration Statements as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities and the Company hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on January 12, 2021.

PIONEER PE HOLDING LLC

By:	/s/ Richard P. Dealy
Richard P. Dealy
President and Chief Operating Officer

Note: No other person is required to sign these Post-Effective Amendments to Form S-3 Registration Statements in reliance on Rule 478 under the Securities Act of 1933, as amended.